Exhibit 10.2

CONSENT AND SECOND AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS CONSENT AND SECOND AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of October 24, 2014, by and among OXFORD FINANCE LLC (“Oxford”) as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement or otherwise a party thereto from time to time, including without limitation, Oxford in its capacity as a Lender, and SILICON VALLEY BANK, a California corporation (“SVB”) (in such capacity, each a “Lender” and collectively, the “Lenders”), and RELYPSA, INC., a Delaware corporation (“Borrower”).

RECITALS

A.    Collateral Agent, Lenders and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 30, 2014, as amended by the certain Consent and First Amendment to Amended and Restated Loan and Security Agreement dated as of June 26, 2014 by and among Collateral Agent, Lenders and Borrower (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.    Borrower desires to form a wholly-owned Subsidiary, Relypsa UK Ltd., to be organized under the laws of the United Kingdom (such Subsidiary, “Relypsa UK”) in connection with Borrower’s establishment of business operations in Europe and regulatory processes related thereto. Borrower further desires to have the ability to make Investments in Relypsa UK in an amount not to exceed the greater of (i) Five Hundred Thousand Dollars ($500,000.00) or (ii) Three Hundred Thousand Euro (€300,000.00), per fiscal year.

C.    Borrower has requested that Collateral Agent and Lenders (i) consent to the formation of Relypsa UK, and (ii) make certain amendments to the Loan Agreement as more fully set forth herein.

D.    Collateral Agent and Lenders have agreed to so consent to the transactions set forth above and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Consent.  Subject to the terms of Section 8 below, Collateral Agent and Lenders hereby (a) consent to the formation of Relypsa UK, (b) agree that Borrower’s ownership interest in Relypsa UK shall be deemed a “Permitted Investment” for all purposes under the Loan Agreement and shall not, in and of itself, constitute an “Event of Default” under Section 7.7 of the Loan Agreement, and (c) agree that the pledge and delivery by Borrower of the certificate or certificates representing the Shares of Relypsa UK constituting sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities of Relypsa UK, together with instruments of assignment duly executed in blank shall satisfy the pledge and delivery requirements under the Loan Agreement with respect to the Shares of Relypsa UK owned by Borrower.

3.    Reaffirmation of Security Interest.  Borrower hereby reaffirms its grant to Collateral Agent of a continuing security interest in the Collateral.

4.    Amendment to Loan Agreement.

4.1   Section 6.6 (Operating Accounts).  The last sentence of Section 6.6(b) of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificates, (ii) the money market account solely holding HQ Cash Collateral, or (iii) deposit accounts maintained by Borrower’s wholly-owned Subsidiary, Relypsa UK Ltd., provided that the aggregate balance in such deposit accounts shall not exceed the greater of (A) Five Hundred Thousand Dollars ($500,000.00) or (B) Three Hundred Thousand Euro (€300,000.00) at any time.

4.2   Section 6.12 (Creation/Acquisition of Subsidiaries).  Section 6.12 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

6.12 Creation/Acquisition of Subsidiaries.  In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall provide prior written notice to Collateral Agent and each Lender of the creation or acquisition of such new Subsidiary and, except with respect to Relypsa UK Ltd., take all such action as may be reasonably required by Collateral Agent or any Lender to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case (except with respect to Relypsa UK Ltd.), grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower (or its Subsidiary) shall grant and pledge to Collateral Agent, for the ratable benefit of the Lenders, a perfected security interest in the Shares of each such newly created or acquired Subsidiary.

4.3   Section 7.7 (Distributions; Investments).  Section 7.7(a) of the Loan Agreement is amended by adding the following proviso to the end thereof:

; provided that, Relypsa UK Ltd. shall be permitted to pay dividends and make distributions and payments to Borrower

4.4   Section 7.8 (Transactions with Affiliates).  Section 7.8 of the Loan Agreement is amended by deleting the word “and” from the end of clause (a) and replacing the period at the end of clause (b) with the phrase “, and (c) transactions between Borrower and Relypsa UK Ltd. (i) constituting Permitted Investments, (ii) dividends, distributions and payments to Borrower permitted under Section 7.7 of this Agreement, or (iii) pursuant to which Relypsa UK Ltd. receives from the Borrower reasonable and customary corporate and operating services (including management, legal, administrative and accounting support and other similar services, the compensation of third parties providing such services and the payment of franchise fees or similar taxes and fees required to maintain the corporate existence of Relypsa UK Ltd.).”

4.5   Section 13.1 (Definitions).  The defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is amended by deleting the word “and” from the end of clause (h), replacing the period at the end of clause (i) with “; and” and adding new clause (j) as follows:

(j)  Indebtedness of Relypsa UK Ltd. owing to Borrower constituting Permitted Investments permitted under clause (i) of the definition of “Permitted Investments.”

4.6   Section 13.1 (Definitions).  The defined term “Permitted Investments” in Section 13.1 of the Loan Agreement is amended by deleting the word “and” from the end of clause (g), replacing the period at the end of clause (h) with “; and” and adding new clause (i) as follows:

(i)  (i) Investments consisting of Borrower’s ownership of the equity interests of Relypsa UK Ltd. and (ii) Investments in Borrower’s wholly-owned Subsidiary, Relypsa UK Ltd., in an aggregate amount not to exceed the greater of (A) Five Hundred Thousand Dollars ($500,000.00) or (B) Three Hundred Thousand Euro (€300,000.00) in any fiscal year.

5.    Limitation of Consent and Amendments

5.1   The consent set forth in Section 2 above and the amendment set forth in Section 4 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

5.2   This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, as amended by this Amendment, are hereby ratified and confirmed and shall remain in full force and effect.

6.    Representations and Warranties.  To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

6.1   Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

6.2   Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3   The organizational documents of Borrower most recently delivered to Collateral Agent and Lenders are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

6.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

6.5   The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.6   The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made (other than any 8-K, 10-Q or similar disclosure filing which will be made pursuant to applicable securities laws); and

6.7   This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7.    Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.    Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Collateral Agent and Lenders of this Amendment, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

9.    Covenant to Deliver.  Borrower agrees to deliver to Collateral Agent, in each case in form and substance satisfactory to Collateral Agent and Lenders:

9.1   promptly (but in any event within five (5) Business Days of the creation or acquisition thereof), the certificate or certificates representing the Shares of Relypsa UK constituting sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities (as applicable) of Relypsa UK, together with an instruments of assignment duly executed in blank;

9.2   as soon as available (but no later than five (5) Business Days after the formation of Relypsa UK), copies of the formation documents and other Operating Documents of Relypsa UK;

9.3   as soon as available (but no later than five (5) Business Days after the formation of Relypsa UK), an updated Perfection Certificate of Borrower, including all relevant information in respect of Relypsa UK; and

9.4   promptly upon request, such agreements, instruments or documents, in form and substance satisfactory to Collateral Agent, or evidence satisfactory to Collateral Agent of the taking of any actions, as Collateral Agent may request in order to perfect or continue Collateral Agent’s Lien in the Collateral or to affect the purposes of the Loan Agreement or this Amendment.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT:		BORROWER:
OXFORD FINANCE LLC		RELYPSA, INC.
By:	/s/ Mark Davis	By:	/s/ Kristine M. Ball
Name:	Mark Davis	Name:	Kristine M. Ball
Title:	Vice President of Finance	Title:	SVP, Chief Financial Officer
LENDERS:
OXFORD FINANCE LLC
By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President of Finance
SILICON VALLEY BANK
By:	/s/ Milo Bissin
Name:	Milo Bissin
Title:	Vice President

[SIGNATURE PAGE TO CONSENT AND SECOND AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]